PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (646) 536-7030 nlaudico@theruthgroup.com

Home Diagnostics Reports Third Quarter 2009 Financial Results

Third Quarter 2009 and Recent Highlights:

•	Net income of $2.9 million, or $0.17 per diluted share

•	Launched TRUE2go blood glucose meter in colors

•	Clinical studies demonstrate accuracy of TRUEresult and TRUE2go in comparison to more expensive name brand systems

•	Revised full year 2009 financial guidance

FORT LAUDERDALE, Fla. – November 5, 2009 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the third quarter ended September 30, 2009.

Total revenue for the third quarter was $34.5 million, a decrease of 3.0% from $35.6 million in the third quarter of 2008. Retail channel sales increased 8.3%, driven by the continued national rollout of the TRUEresult® and TRUE2go™ blood glucose monitoring systems and an expanded product offering at Walmart. Mail service channel sales increased 14.4% as a result of the continued success of the private label, no-code blood glucose system offered through Liberty Medical and our other mail service providers who promote the TRUEbalance™ no-code blood glucose system. Distribution channel sales decreased 16.9% as a result of customers’ continued focus on reducing inventory days supply on hand. International sales increased 19.8%, driven primarily by the launch of TRUEbalance in several European markets.

Gross profit for the third quarter of 2009 was $17.9 million, compared to $21.6 million in the third quarter of 2008. As a percentage of sales, gross margin decreased to 51.8% compared to 60.8% in the prior year period. As the Company previously guided, gross margin was negatively impacted by the continued investment in the roll out of the new no-code products in the retail and mail service channels. Gross margin was also impacted by lower pricing in the mail service and distribution channels.

Selling, general and administrative expenses were $11.6 million for the third quarter of 2009, compared with $13.4 million in the third quarter of 2008. The decrease in selling, general and administrative expenses was primarily due to lower sales and marketing expenses following the initial launch of the TRUE2go and TRUEresult systems last year and cost reduction initiatives.

Research and development expenses were $2.1 million for the third quarter of 2009, compared with $2.0 million in the third quarter of 2008.

Operating income for the third quarter of 2009 was $4.2 million, compared to operating income of $6.2 million for the third quarter of 2008.

For the three-month period ended September 30, 2009, the Company reported net income of $2.9 million, or $0.17 per diluted share, based on weighted average shares outstanding of 17.6 million. Net income for the three-month period ended September 30, 2008 was $4.5 million, or $0.24 per diluted share, based on 18.8 million weighted average shares outstanding.

Joseph Capper, President and Chief Executive Officer of Home Diagnostics, said, “We are pleased with the results in the retail and mail service channels, underscoring the success of our new no-code products and marketing initiatives. Importantly, we continue to gain domestic market share, driven by the demand for our high-quality and value-priced blood glucose monitoring TRUE-family of products. International business was up 20% for the quarter. Our focus on operating cost controls contributed to solid bottom line results. We are encouraged by increased demand for our products reflected by record outsales in the distribution and retail channels. Accordingly, we are on schedule to triple our manufacturing capacity to support this growing demand for TRUEtest™. This investment, along with a focus on well defined strategic initiatives, positions us well to achieve sales growth in all of our business channels in 2010.”

2009 Financial Guidance
Based on the third quarter 2009 results and challenging market conditions, specifically in the distribution channel, the Company is adjusting its full year 2009 guidance. It now expects total revenue to be in the range of $126 million to $127 million and diluted earnings per share to be in the range of $0.30 to $0.32 from the previous estimate of $129 million to $131 million and diluted earnings per share in the range of $0.36 to $0.38.

Conference Call
Home Diagnostics will hold a conference call on Thursday, November 5, 2009 at 8:30 a.m. ET to discuss its operating results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. A live Webcast of the conference call will be available online from the investor relations page of the Company’s corporate Website at www.homediagnostics.com.

After the live Webcast, the call will remain available on Home Diagnostics’ Website, www.homediagnostics.com, through December 5, 2009. In addition, a telephonic replay of the call will be available until November 12, 2009. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 334965.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management products. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult®, TRUEtrack®, TRUEbalance™, Sidekick®, TRUEread® and Prestige IQ® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S.  Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring systems for leading pharmacies including CVS, Rite Aid and Walgreens, as well as distributors such as AmerisourceBergen, Cardinal Health, McKesson, Invacare and Liberty Medical. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008, and in 2009 received several recognitions for the company’s TRUE2go blood glucose meter, including a Medical Design Excellence Award (MDEA) and a Gold Award in the Medical/Test Equipment category as part of appliance DESIGN Magazine’s 22nd Annual Excellence in Design (EID) Awards Competition. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUE2go, TRUEresult, TRUEbalance, TRUEtrack, Sidekick, TRUEread, Prestige IQ, TRUEfill and TRUEtest are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended				Nine		Months Ended
	September 30,				September 30,
	2008	% to Sales	2009	% to Sales	2008	% to Sales	2009	% to Sales
Net sales	$35,565	100.0%	$34,500	100.0%	$94,041	100.0%	$91,755	100.0%
Cost of sales	13,936	39.2%	16,616	48.2%	37,937	40.3%	44,973	49.0%

Gross profit	21,629	60.8%	17,884	51.8%	56,104	59.7%	46,782	51.0%

Operating expenses:
Selling, general and administrative (including stock-based compensation expense of $665 and $522 and $1,409 and $1,268 for the three and nine months ended September 30, 2008 and 2009, respectively)	13,400	37.7%	11,594	33.6%	38,969	41.4%	36,277	39.6%
Research & development	2,035	5.7%	2,051	5.9%	6,819	7.3%	5,905	6.4%

Total operating expenses	15,435	43.4%	13,645	39.5%	45,788	48.7%	42,182	46.0%

Income from operations	6,194	17.4%	4,239	12.3%	10,316	11.0%	4,600	5.0%

Other income (expense):
Interest income (expense), net	231	0.7%	10	0.0%	773	0.8%	75	0.1%
Other income (expense), net	(82)	-0.2%	(31)	-0.1%	(503)	-0.6%	107	0.1%

Other, net	149	0.5%	(21)	-0.1%	270	0.2%	182	0.2%

Income before provision for income taxes	6,343	17.9%	4,218	12.2%	10,586	11.2%	4,782	5.2%
Provision for income taxes	1,808	5.1%	1,302	3.8%	2,646	2.8%	1,669	1.8%

Net income	$4,535	12.8%	$2,916	8.4%	$7,940	8.4%	$3,113	3.4%

Earnings per common share:
Basic	$0.26		$0.17		$0.45		$0.18

Diluted	$0.24		$0.17		$0.42		$0.18

Weighted average shares used in computing earnings per common share:
Basic	17,610		16,894		17,783		17,031

Diluted	18,792		17,616		18,902		17,769

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Supplemental Information
(In thousands)
(Unaudited)

	December 31,	September 30,
	2008	2009
Selected Balance Sheet Data:
Cash and cash equivalents	$30,367	$22,091
Working capital	44,005	41,421
Total assets	140,580	144,333
Total stockholders’ equity	112,066	112,634

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Cash Flow Data:
Cash provided by operating activities	$3,173	$4,205	$9,388	$5,683
Cash used in investing activities	(603)	(2,388)	(3,925)	(10,110)
Cash provided by (used in) financing activities	(2,430)	211	(3,873)	(4,050)

Revenue by Channel:	Three Months Ended September 30,
	2008		2009		Increase (Decrease)
Domestic:
Retail	$7,981	22.4%	$8,645	25.0%	$664	8.3%
Distribution	18,802	52.9%	15,620	45.3%	(3,182)	-16.9%
Mail Service	5,307	14.9%	6,071	17.6%	764	14.4%

Total Domestic	32,090	90.2%	30,336	87.9%	(1,754)	-5.5%
International	3,475	9.8%	4,164	12.1%	689	19.8%

Total	$35,565	100.0%	$34,500	100.0%	$(1,065)	-3.0%

Revenue By Channel:	Nine Months Ended September 30,
	2008		2009		Increase (Decrease)
Domestic
Retail	$20,536	21.8%	$25,585	27.9%	$5,049	24.6%
Distribution	48,010	51.1%	39,646	43.2%	(8,364)	-17.4%
Mail Service	14,897	15.8%	17,116	18.6%	2,219	14.9%

Total Domestic	83,443	88.7%	82,347	89.7%	(1,096)	-1.3%
International	10,598	11.3%	9,408	10.3%	(1,190)	-11.2%

Total	$94,041	100.0%	$91,755	100.0%	$(2,286)	-2.4%